UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 31, 2010

CERUS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware (State of jurisdiction)	0-21937 (Commission File No.)	68-0262011 (IRS Employer Identification No.)

2411 Stanwell Drive

Concord, California 94520

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (925) 288-6000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On March 31, 2010, Cerus Corporation (the “Company”) entered into a loan and security agreement with Oxford Finance Corporation (“Oxford”) as lender (the “Credit Agreement”). The Credit Agreement became effective, and Oxford extended an initial $5 million loan to the Company, on March 31, 2010.

The Credit Agreement allows for an additional loan of up to $5 million to be drawn between September 30, 2010 and December 31, 2010. Interest will accrue at a fixed rate of 12.04%. The Credit Agreement includes limitations on the Company’s ability to, among other things, incur debt, grant liens, make acquisitions and other investments, make certain distributions such as dividend payments, and dispose of assets. Events of default under the Credit Agreement include payment default, cross acceleration with certain other indebtedness, breaches of covenants and bankruptcy events. In the case of a continuing event of default, Oxford may, among other remedies, eliminate its commitment to make the additional loan, declare due all unpaid principal amounts outstanding, and foreclose on all collateral. The credit facility is secured by substantially all of the Company’s assets other than intellectual property. The Company intends to use the proceeds from the initial loan, as well as the additional loan, if drawn, for general corporate purposes.

The foregoing summary of the Credit Agreement is not complete and is qualified in its entirety by reference to the Credit Agreement, a copy of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2010.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant

The information in Item 1.01 above is incorporated by reference into this Item 2.03.

Item 9.01.	Financial Statements and Exhibits.

Exhibit No.	Description

99.1	Press Release dated April 6, 2010.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CERUS CORPORATION

Dated: April 6, 2010	By:	/s/ Kevin D. Green
Kevin D. Green Vice President, Finance and Chief Accounting Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated April 6, 2010.